EXHIBIT 99.1
Thousands of Veterans Receiving Jos. A. Bank Suits through Gary Sinise Foundation

"Uniform of Success" sales event stirs customers' patriotism

HAMPSTEAD, Md., July 30, 2013 /PRNewswire/ -- Thousands of recently discharged veterans will receive new business suits to help them re-enter the job market. The suit giveaway is the result of a one-week promotion implemented by clothier Jos. A. Bank and the Gary Sinise Foundation called "Uniform of Success."

"Uniform of Success" ran July 1-7 at Jos. A. Bank stores nationwide, featuring the offer theme line "BUY 1-GET 2-GIVE 1. Customers who bought suits received an additional two free suits. Jos. A. Bank will donate a suit to a returning veteran through their partnership with the Gary Sinise Foundation.

The Gary Sinise Foundation is identifying recent veterans who will receive vouchers for suits from Jos. A. Bank.

"We didn't have a limit for the number of suits given away," said Jos. A. Bank CEO Neal Black. "Our goal was to give a minimum of 5,000 suits and we far exceeded our goal.  We are delighted to help thousands of veterans dress their best for success."

"We are grateful to Jos. A. Bank for giving us this wonderful opportunity to support our returning military and veterans," said Gary Sinise. "Wearing a new suit to a job interview improves self-confidence and boosts morale. Our foundation aims to do both for these people who sacrificed so much for America in service to their country."

Sinise formed the Gary Sinise Foundation to create programs that serve and honor Americans in the military.

Sinise also formed the Lt. Dan Band as a homage to the role he played in "Forrest Gump" as disabled veteran Lt. Dan Taylor. The group tours the world performing concerts for the military and their families on behalf of the Gary Sinise Foundation and the USO.

About Jos. A. Bank

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 606 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com.  The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

About the Gary Sinise Foundation

The Gary Sinise Foundation serves the nation by honoring its defenders, veterans, first responders, their families and those in need by creating and supporting unique programs such as Building for America's Bravest, Gary Sinise Foundation Relief & Resiliency Outreach, Invincible Spirit Festivals, Serving Heroes and Arts & Entertainment Outreach which are designed to entertain, educate, inspire, strengthen and build communities. The Foundation has also partnered with GE on their Get Skills to Work program to accelerate skills training for U.S. veterans, help veterans and employers translate military skills to advanced manufacturing jobs, and empower employers with tools to recruit, onboard and mentor veterans. For more information, please visit www.GarySiniseFoundation.org.